Exhibit 10.38
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) by and between James E. Meyer (“Consultant”) and Sirius XM Radio Inc. (the “Company”) (collectively referred to as the “Parties”), is effective as of January 1, 2021 (the “Effective Date”).
RECITALS
WHEREAS, prior to the Effective Date, Consultant was employed by the Company as its Chief Executive Officer pursuant to the Employment Agreement between the Parties, dated as of October 10, 2019 (the “Employment Agreement”); and
WHEREAS, the Company wishes to retain Consultant to perform consulting services and fulfill certain related duties and obligations under the terms and conditions of this Agreement;
NOW THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:
1.Consulting Services. (a) During the term of this Agreement, Consultant will render consulting services related to his specialized areas of knowledge, experience and expertise (including, but not limited to, assisting with the transition of the executive officer of the Company and Sirius XM Holdings Inc. (“Holdings”), meeting with Company clients and customers, and such other services as may be reasonably requested by the Chairman of the Board of Directors of Holdings or the Chief Executive Officer of the Company or Holdings from time to time). Consultant will have no authority to bind the Company, Holdings or any of their subsidiaries or affiliates, nor to act on their behalf, nor to make decisions for the Company, Holdings or any of their subsidiaries or affiliates. The Company, being ultimately interested only in the results of Consultant’s performance of the services set forth in this Agreement, will give only broad direction to Consultant. Consultant will determine the method, details and means of performing the services contemplated by this Agreement. Notwithstanding the foregoing, the level of bona fide services Consultant performs for the Company hereunder will not exceed 20% of the average level of bona fide services Consultant performed during the 36-month period preceding the Effective Date.
(b) This Agreement will commence on the Effective Date and will continue until, and will end upon, the three (3)-year anniversary of the Effective Date.
(c) In consideration of Consultant’s agreement to perform and his performance of the consulting services, during the term of this Agreement, the Company will pay Consultant $3,200,000 per year, payable in accordance with the Company’s regular payroll practices (but in no event less frequently than monthly). During the term of this Agreement, Consultant and his dependents will be eligible to participate in the Company’s medical, dental and life insurance plans, subject to the terms and conditions of such plans; provided that, in the event the Company determines that Consultant and his dependents may not participate in the Company’s applicable medical and dental plan(s), (i) the Company will pay to Consultant a lump sum cash amount, on the sixtieth (60th) day following such determination, equal to the costs of continuation of medical and dental insurance coverage for Consultant and his dependents under the Company’s medical and dental insurance plan(s) in effect on the date of such determination from the date of such determination through the eighteen (18)-month anniversary of the Effective Date (less any amounts payable by the Company under the Employment Agreement in respect of medical and/or dental insurance coverage during any portion of such period) and (ii) thereafter Consultant will have the option to continue such benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), to the extent permitted by law and the terms and conditions of the applicable plan(s), through the three (3)-year anniversary of the Effective Date, at the Company’s expense. In the event that, during the three (3)-year period following the Effective Date, Consultant and his dependents are not eligible to participate in the Company’s medical, dental or life insurance plan(s), and also not eligible for such coverage under COBRA, the Company will pay Consultant a monthly amount equal to the actual monthly costs to Consultant to obtain medical, dental and/or life insurance benefits substantially similar to those benefits that would have been provided to Consultant and his dependents under the Company’s plans through the third (3rd) anniversary of the Effective Date (less any amounts payable by the Company under the Employment Agreement in respect of medical, dental and/or life insurance coverage during any portion of such period); provided that (1) the amount of such monthly payments will not exceed twice the amount that the Company would have paid to provide such benefit to Consultant and his dependents if he were an active employee on the Effective Date, (2) such payments will cease if Consultant obtains such benefit from another employer following the eighteen (18)-month anniversary of the Effective Date, and (3) any such payments will be reduced by the amount of any lump sum payment made in accordance with this Section 1(c).
(d) Upon reasonable documentation of expenses from Consultant, the Company will reimburse Consultant in accordance with the Company’s expense reimbursement policies for all reasonable business expenses incurred by Consultant in the performance of Consultant’s services under this Agreement. Notwithstanding the foregoing, any expense in excess of $10,000 to be incurred by Consultant in connection with this Agreement will require the prior written approval of the Company.
(e) Consultant hereby assigns exclusively to the Company the ownership of all work product prepared or provided by Consultant to the Company or otherwise generated as a result of Consultant’s provision of consulting services hereunder, along with all intellectual property rights (including, without limitation, all copyrights) related thereto.
(f) The Company acknowledges that Consultant’s services hereunder will be provided by Consultant on a nonexclusive basis, and that Consultant may engage in any other business activities as long as such activities (i) do not interfere with or harm the operations of the Company, Holdings or any of their subsidiaries or affiliates; (ii) do not materially interfere with Consultant’s obligations to the Company under this Agreement; and (iii) are consistent with the Consultant’s continuing obligations to the Company and Holdings which, under the Employment Agreement, survive his termination of employment.

2.Prior Agreement Restrictive Covenants. Consultant warrants and represents that he has complied, and by this Agreement agrees that he will continue to comply, with all applicable terms of the Employment Agreement. The Parties agree and acknowledge that this Agreement supplements the Employment Agreement to the extent set forth herein and that in all other respects the applicable terms of the Employment Agreement remain in full force and effect. Consultant acknowledges and agrees that the restrictive covenant provisions set forth in the Employment Agreement remain in full force and effect to the fullest extent provided therein.
3.Independent Contractor. Consultant warrants that, during the term of this Agreement, Consultant will at all times be and remain an independent contractor, and Consultant will not be considered the agent, partner, principal, employee or servant of the Company, Holdings or any of their subsidiaries or affiliates. Consultant will be free to exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. Consultant will at all times indemnify, hold harmless and defend the Company for all liabilities, losses, damages, costs (including, without limitation, legal costs and other professional fees on an indemnity basis) and expenses of whatsoever nature incurred or suffered by the Company, Holdings or any of their subsidiaries or affiliates arising from: (a) any income taxes or other taxes due on amounts paid to or on behalf of Consultant by the Company, or any other required remittances to any governmental entities, agencies or programs (including, without limitation, any interest, penalties or gross-ups thereon) arising in respect of Consultant for which the Company, Holdings or any of their subsidiaries or affiliates is called upon to account to the relevant taxing authority; and (b) any liability for any employment-related claim or any claim based on worker status brought by Consultant against the Company, Holdings or any of their subsidiaries or affiliates arising out of or in connection with Consultant’s provision of services pursuant to this Agreement. Consultant hereby acknowledges that Consultant will have no recourse against the Company or Holdings (or any of their directors, officers, personnel, representatives, agents, successors, subsidiaries or affiliates) for any such liability, loss, damage, cost or expense.
4.Indemnification. The Company will indemnify Consultant during the term of this Agreement and thereafter to the full extent permitted by law as if he were an officer of the Company for all claims related to or arising out of his serving as a consultant of the Company hereunder; provided that in no event will Consultant be indemnified pursuant to this Section 4 in connection with any claims, causes of action, demands, fees or liabilities of any kind whatsoever, arising out of or relating to (a) the enforcement of the Company’s rights hereunder or with respect to the Employment Agreement or any agreements identified in the Employment Agreement or (b) Consultant’s illegal conduct, fraud (including, without limitation, undiscovered financial fraud), embezzlement or other willful misconduct.
5.Early Termination of Agreement. In the event this Agreement is terminated prior to its expiration due to Consultant’s death or disability or by the Company without Cause (as defined in the Employment Agreement to the extent applicable) or by Consultant after a material breach of this Agreement by the Company, the Company will continue to pay Consultant, without set-off, counterclaim or other withholding, the consulting fee through the originally scheduled expiration date of this Agreement, and will continue to provide Consultant and his dependents with COBRA (or other medical, dental and/or life insurance benefits) consistent with Section 1(c) through the originally scheduled expiration date of this Agreement.
6.Survival. Sections 2, 3 and 4 will survive and continue in full force in accordance with the terms thereof, notwithstanding any termination of this Agreement.
7.Severability. The Parties agree that if any provision of this Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions will not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.
8.Entire Agreement; Amendment. Except as otherwise set forth herein, this Agreement represents the entire agreement and understanding between Consultant and the Company concerning the specific subject matter of this Agreement and supersedes and replaces any and all prior agreements and understandings between Consultant and the Company concerning the specific subject matter of this Agreement. Any modification or amendment of this Agreement, or additional obligation assumed in connection with this Agreement, will be effective only if placed in writing and signed by both Parties or by authorized representatives of each of the Parties.
9.Captions; Drafter Protection. This Agreement’s headings and captions are provided for reference and convenience only, and will not be employed in the construction of this Agreement. It is agreed and understood that the general rule pertaining to construction of contracts, that ambiguities are to be construed against the drafter, will not apply to this Agreement.
10.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
11.Binding Effect; Assignment. Neither this Agreement, nor any rights or benefits hereunder, may be assigned, delegated, transferred, pledged or hypothecated without the prior written consent of the Parties, except that the Company may assign this Agreement to any assignee of or successor to substantially all of the business or assets of the Company or Holdings or any direct or indirect subsidiary of either of them without prior written consent of Consultant. In the event of Consultant’s death, any amounts owed to Consultant hereunder shall instead be paid to Consultant’s designated beneficiary (or, if none, to Consultant’s estate).
12.No Reliance. Consultant acknowledges and agrees that he has not relied upon any advice whatsoever from the Company as to any provision of this Agreement, including, but not limited to, the taxability, whether pursuant to federal, state, local or foreign income tax statutes or regulations, or otherwise, of the payments made, action taken, or consideration transferred hereunder and that Consultant will be solely liable for all tax obligations arising therefrom.

13.Governing Law; Arbitration. This Agreement will be governed by and construed and enforced according to the laws of the State of New York. Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 21 of the Employment Agreement (which provisions shall be deemed expanded to apply to any dispute concerning or relating to Consultant’s service with the Company or Holdings, or the termination of Consultant’s service).
14.No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, will not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement will remain in full force and effect as if no such forbearance or failure of performance had occurred.
15.Warranties. Consultant warrants that he will not deliver or disclose to the Company information which infringes any property right of any third party relating to proprietary or trade secret information or copyrights. Consultant warrants that he is not a party to any other existing agreement which would prevent him from entering into this Agreement or which would adversely affect this Agreement, and agrees that he will not, during the term of this Agreement, enter into any such agreement.
16.Confidentiality. Unless otherwise required by law or regulation, or as necessary to perform his services for the Company hereunder, Consultant agrees to maintain absolute confidentiality of the services performed by Consultant hereunder and the information, reports and other work product produced by, or made available to, Consultant in connection with this Agreement or his services hereunder.
17.Voluntary Execution. Consultant acknowledges that he is executing this Agreement voluntarily and of his own free will. Consultant further acknowledges that he has read, fully understands and intends to be bound by the terms of this Agreement, and has had an opportunity to carefully review it with his attorney prior to executing it or warrants that he has chosen not to have his attorney review this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SIRIUS XM RADIO INC.

By:	/s/ Patrick Donnelly
Patrick Donnelly
Executive Vice President, General Counsel and Secretary

/s/ James E. Meyer
James E. Meyer